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                                                                    Exhibit 99.2

                                                                  EXECUTION COPY

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                           PURCHASE AND SALE AGREEMENT

                                     between

                                   DYNEGY INC.

                           NNGC HOLDING COMPANY, INC.

                                       and

                       MIDAMERICAN ENERGY HOLDINGS COMPANY

                            Dated as of July 28, 2002

================================================================================


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                                                                        Page
                                                                        ----
ARTICLE I. DEFINITIONS                                                    1
 1.1.     Specific Definitions                                            1
 1.2.     Rules of Construction                                           8
ARTICLE II. PURCHASE AND SALE                                             8
 2.1.     Purchase and Sale of the Shares                                 8
 2.2.     Purchase Price                                                  8
 2.3.     Closing                                                         8
 2.4.     Deliveries at Closing                                           8
 2.5.     Purchase Price Adjustment                                       9
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS                   10
 3.1.     Organization and Qualification                                 10
 3.2.     Capitalization of NNGC                                         11
 3.3.     Corporate Authorization                                        11
 3.4.     Consents and Approvals                                         11
 3.5.     Non-Contravention                                              12
 3.6.     Binding Effect                                                 12
 3.7.     Financial Statements; Undisclosed Liabilities; Absence of
           Changes                                                       12
 3.8.     Legal Proceedings                                              13
 3.9.     Taxes                                                          13
 3.10.    Employee Benefits                                              14
 3.11.    Compliance with Laws; Permits                                  15
 3.12.    Intellectual Property                                          15
 3.13.    Contracts                                                      16
 3.14.    Brokers                                                        18
 3.15.    Real and Personal Property; Sufficiency of Assets of NNGC      18
 3.16.    Environmental Matters                                          19
 3.17.    Labor Relations                                                19
 3.18.    Insurance                                                      19
 3.19.    Regulatory Matters                                             20
 3.20.    Books and Records of NNGC                                      20
 3.21.    Existing Firm Transportation Customers                         20
 3.22.    Health and Safety Matters                                      21
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYERS                     21
 4.1.     Organization and Qualification                                 21
 4.2.     Corporate Authorization                                        21
 4.3.     Consents and Approvals                                         21
 4.4.     Non-Contravention                                              21
 4.5.     Binding Effect                                                 22
 4.6.     Brokers                                                        22

                                       2

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                               Table of Contents
                                  (continued)

                                                                        Page
                                                                        ----
 4.7.     Financing                                                      22
 4.8.     Investment Intent                                              22
 4.9.     Sophistication; Information                                    22
 4.10.    Legal Proceedings                                              22
ARTICLE V. COVENANTS                                                     23
 5.1.     Conduct of the Business                                        23
 5.2.     Access                                                         26
 5.3.     Appropriate Action; Consents; Filings                          27
 5.4.     Announcements                                                  28
 5.5.     Employee and Benefit Matters                                   28
 5.6.     Preservation of Records                                        31
 5.7.     [Intentionally omitted.]                                       31
 5.8.     Settlement of Intercompany Accounts; Guarantees                32
 5.9.     Maintenance of 100% Ownership of the Shares; No Encumbrances   32
 5.10.    Section 338(h)(10) Election                                    32
 5.11.    Tax Returns and Transfer Taxes                                 33
 5.12.    Transfer Taxes                                                 35
 5.13.    Confidential Information                                       35
 5.14.    Negotiations                                                   36
 5.15.    Third Party Software and Domain Name                           36
ARTICLE VI. CONDITIONS TO CLOSING                                        36
 6.1.     Conditions to the Obligations of Buyer and Sellers             36
 6.2.     Conditions to the Obligations of Buyer                         37
 6.3.     Conditions to the Obligations of Sellers                       38
ARTICLE VII. TERMINATION                                                 39
 7.1.     Termination                                                    39
 7.2.     Effect of Termination                                          39
ARTICLE VIII. INDEMNIFICATION                                            40
 8.1.     Survival                                                       40
 8.2.     Indemnification Coverage                                       40
 8.3.     Procedures                                                     42
 8.4.     Remedy                                                         43
ARTICLE IX. GENERAL PROVISIONS                                           44
 9.1.     Extension; Waiver                                              44
 9.2.     Amendment                                                      44
 9.3.     Expenses                                                       44
 9.4.     Governing Law; Venue                                           44
 9.5.     Notices                                                        45

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                               Table of Contents
                                  (continued)

                                                                        Page
                                                                        ----
 9.6.     Entire Agreement                                               46
 9.7.     Headings; Construction                                         46
 9.8.     Counterparts                                                   46
 9.9.     Assignment; Parties in Interest; No Third Party
           Beneficiaries                                                 46
 9.10.    Severability                                                   46
 9.11.    Specific Performance                                           47

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                           PURCHASE AND SALE AGREEMENT

     PURCHASE AND SALE AGREEMENT, dated as of July 28, 2002, between DYNEGY INC., an Illinois corporation ("Dynegy"), NNGC HOLDING COMPANY, INC., a Delaware corporation ("NNGC Holding" and together with Dynegy, "Sellers") and MIDAMERICAN ENERGY HOLDINGS COMPANY, an Iowa corporation ("Buyer").

                                    RECITALS:

     Dynegy owns 1,000 shares of the Series A Preferred Stock, $1.00 par value per share (the "Series A Preferred Stock"), of Northern Natural Gas Company, a Delaware corporation ("NNGC").

     NNGC Holding owns 1,002 shares of common stock, $1.00 par value per share (the "Common Stock"), of NNGC.

     Sellers desire to sell, transfer and deliver to Buyer, and Buyer desires to purchase from Sellers, all of the Series A Preferred Stock and the Common Stock (collectively, the "Shares"), on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

1.1. Specific Definitions.

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

     "Affiliate Contract" shall have the meaning set forth in Section 3.13(b).

     "Agreement" shall mean this Purchase and Sale Agreement, together with all exhibits and schedules hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     "Alternative Transaction" shall have the meaning set forth in Section 5.14.

     "Applicable Laws" shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

     "Benefit Plan" shall mean: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (ii) each plan that would be an employee benefit plan if it was subject to ERISA, such as foreign plans and plans for directors, (iii) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), and (iv) each bonus, deferred compensation or incentive compensation plan; provided, however, that such term shall not include
(a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies,

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(b) workers compensation insurance, and (c) directors and officers liability insurance.

     "Business" shall mean the business currently conducted by NNGC.

     "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

     "Buyer" shall have the meaning set forth in the preamble to this Agreement.

     "Buyer Indemnified Parties" shall have the meaning set forth in Section 8.2(a).

     "Buyer Savings Plan" shall have the meaning set forth in Section 5.5(g).

     "Buyer's Review Period" shall have the meaning set forth in Section 2.5(b).

     "Cap" shall have the meaning set forth in Section 8.2(c).

     "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     "Closing Date" shall have the meaning set forth in Section 2.3.

     "Closing Date Balance Sheet" shall have the meaning set forth in Section 2.5(a).

     "Closing Date Working Capital" shall mean the Working Capital as of the Closing Date.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Common Stock" shall have the meaning set forth in the recitals to this Agreement.

     "Confidentiality Agreement" shall mean the Confidentiality Agreement between Dynegy Holdings Inc. and Buyer, dated as of July 2, 2002.

     "Continuing Employee" shall have the meaning set forth in Section 5.5(b).

     "CPA Firm" shall have the meaning set forth in Section 2.5(b).

     "Credit Agreement" shall mean the Credit Agreement dated as of November 19, 2001 among NNGC, the banks named therein, Citicorp North America, Inc. as Paying Agent, JPMorgan Chase Bank as Collateral Trustee and Issuing Bank and Citicorp North America, Inc. and JPMorgan Chase Bank as Co-Administrative Agents, as amended, restated, modified or supplemented from time to time.

     "Current Balance Sheet" shall mean the balance sheet of NNGC as of June 30, 2002 included in the Financial Statements.

     "Data Room" means the presentation materials in Omaha, Nebraska prepared by Sellers to assist Buyer in its investigation of NNGC.

     "Deductible" shall have the meaning set forth in Section 8.2(c).

     "Disclosure Letter" shall mean a letter of even date herewith delivered by Sellers to Buyer prior to the execution of this Agreement setting forth, among other things, items of disclosure relating to any or all of the representations and warranties of Sellers; provided, that (i) no item is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the inclusion of an item in the Disclosure Letter shall not be deemed an admission by Sellers that such item represents a material exception or fact, event or circumstance or that such item would result in a Material Adverse Effect.

     "Dynegy" shall have the meaning set forth in the preamble to this Agreement.

     "Encumbrances" shall mean any and all mortgages, security interests, liens, adverse claims, pledges, restrictions, leases, charges, proxies and voting or other agreements, or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

     "Environmental Law" means any and all Applicable Laws pertaining to the protection of environmental quality, regulation of any Hazardous Substance, pollutant or contaminant, or the remediation of contamination or damage to the environment or natural resources resulting from a

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release of any Hazardous Substance, pollutant or contaminant into the environment.

     "Equity Securities" shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Escrow Agreement" shall have the meaning set forth in Section 2.2.

     "Estimated Working Capital Amount" shall mean the amount set forth on the statement (the "EWCA Statement") attached as Exhibit A.

     "EWCA Statement" shall have the meaning set forth in Section 1.1.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Fee Property" shall have the meaning set forth in Section 3.15(a).

     "FERC" shall mean the United States Federal Energy Regulatory Commission, or its predecessor agency, the United States Federal Power Commission.

     "Final Working Capital Amount" shall have the meaning set forth in Section 2.5(c).

     "Financial Statements" shall mean the audited financial statements of NNGC for the year ended December 31, 2001 and the unaudited financial statements of NNGC for the five month period ended June 30, 2002 in each case included in
Section 3.7 of the Disclosure Letter.

     "GAAP" shall mean accounting principles generally accepted in the United States of America as in effect from time to time.

     "Governmental Authority" shall mean any foreign, federal, tribal, state or local governmental agency or regulatory body or commission or authority (including any court or arbitrator).

     "Hazardous Substance" means any substance, whether solid, liquid, gaseous or any combination of the foregoing which is listed, defined or regulated pursuant to any Environmental Law.

     "HSR Act" shall have the meaning set forth in Section 3.4.

     "Intellectual Property" means the following intellectual property rights, both statutory and common law rights, if applicable: (a) any patent granted by the United States Patent and Trademark Office, as well as any reissued and reexamined patents and extensions corresponding thereto, and any patent applications filed with the United States Patent and Trademark Office, as well as any related continuation, continuation in part, renewals, extensions and divisional applications and patents issuing therefrom; (b) copyrights and registrations for the foregoing; (c) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress, and other indications of origin and registrations and applications for registrations thereof and all goodwill associated therewith; and (d) trade secrets and confidential information, including but not limited to, ideas, designs, concepts, inventions, improvements, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

     "IP Contracts" shall have the meaning set forth in Section 3.12(b).

     "IRS" shall mean the United States Internal Revenue Service.

     "Knowledge" and "known" shall mean, with respect to Buyer the knowledge of any officer, director or general manager of Buyer, or with respect to Sellers, the knowledge of any officer, director or general manager of either of Sellers or NNGC.

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     "Legal Proceedings" shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority.

     "Loss" shall have the meaning set forth in Section 8.2(a).

     "Major Firm Contracts" shall have the meaning set forth in Section 3.21.

     "Major Shipper" shall have the meaning set forth in section 3.21.

     "Material Adverse Effect" shall mean (a) any change or effect that is materially adverse to the business, financial condition, properties, operations, net income or assets of NNGC; or (b) any effect that would prevent or materially impair or delay the ability of the Sellers to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall exclude any change or effect due to (i) changes in the international, national, regional or local wholesale or retail markets for natural gas, (ii) rules, regulations or decisions of the FERC affecting the interstate natural gas transmission industry as a whole, except for such effects which disproportionately impact NNGC, (iii) changes in general economic, regulatory or political conditions, commodity prices for oil or natural gas or securities markets in the United States or worldwide or any outbreak of hostility, terrorist activities or war, (iv) changes that affect generally the industry in which NNGC operates, except for such effects which disproportionately impact NNGC, (v) any matter to the extent described as such in the Disclosure Letter, and (vi) the announcement or pendency of the transactions contemplated by this Agreement, or the consummation of the transactions contemplated hereby.

     "Material Contract" shall have the meaning set forth in Section 3.13(a).

     "NGA" shall have the meaning set forth in Section 3.19.

     "NNGC" shall have the meaning set forth in the recitals to this Agreement.

     "NNGC Holding" shall have the meaning set forth in the preamble to this Agreement.

     "NNGC Insurance Policies" shall have the meaning set forth in Section 3.18(a).

     "NNGC Plan" shall mean each of the NNGC VEBA and the NNGC Retiree Program.

     "NNGC Retiree Program" shall mean (i) the NNGC Medical and Dental Plan for Retirees and Surviving Spouses and (ii) the portion of the Dynegy Inc. Group Life and Long Term Disability Plan that provides retiree life insurance benefits to retirees of NNGC.

     "NNGC VEBA" shall mean the trust established under the Northern Natural Gas Employee Benefit Trust Agreement.

     "Objection" shall have the meaning set forth in Section 2.5(b).

     "Permitted Encumbrances" shall have the meaning set forth in Section
3.15(a).

     "Person" or "person" shall mean and includes any individual, partnership, joint venture, corporation, business trust, association, joint stock company, trust, unincorporated organization, limited liability company or form of business or professional entity.

     "Pipeline" shall mean the natural gas pipelines, lateral lines, rights of way, easements, compressors, compressor stations and other related machinery and equipment owned or leased by NNGC and used by NNGC in the conduct of its business.

     "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and, with respect to any taxable period which includes but does not end on the Closing Date, the portion of such taxable period through and including the Closing Date.

     "Pre-Closing Taxes" shall mean (a) any Taxes of NNGC attributable to a Pre-Closing Tax Period; (b) any liability of NNGC for Taxes of any entity affiliated with NNGC on or before

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the Closing Date pursuant to Treas. Reg. (S)(S) 1.1502-6 of the Code or any comparable provision or state or local law; and (c) any liability for Taxes of a third party for which NNGC may be liable.

     "Proceeding" shall have the meaning set forth in Section 5.11(g).

     "Property Restrictions" shall have the meaning set forth in Section
3.15(a).

     "Protected Information" shall have the meaning set forth in Section 5.13.

     "Real Property" shall have the meaning set forth in Section 3.15(a).

     "Retained E-mail" shall mean all electronic mail and other computer based communications stored on any electronic, digital, or other storage or back up media and retained in the ordinary course of Sellers' or any of their respective Affiliates' business or the Business.

     "Rights of Way" shall have the meaning set forth in Section 3.15(a).

     "Section 338 Forms" shall have the meaning set forth in Section 5.10.

     "Section 338(h)(10) Election" shall have the meaning set forth in Section 5.10.

     "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Seller Indemnified Parties" shall have the meaning set forth in Section 8.2(b).

     "Sellers" shall have the meaning set forth in the preamble to this Agreement.

     "Sellers Group" means the affiliated group of corporations of which Dynegy is the common parent corporation.

     "Sellers Plan" shall mean each Benefit Plan (other than an NNGC Plan) that is sponsored, maintained or contributed to as of the Closing Date by a Seller or by any trade or business, whether or not incorporated, that together with a Seller would be a "single employer" within the meaning of Section 4001 (b) of ERISA.

     "Sellers Savings Plan" shall have the meaning set forth in Section 5.5(g).

     "Series A Preferred Stock" shall have the meaning set forth in the recitals to this Agreement.

     "Shares" shall have the meaning set forth in the recitals to this Agreement.

     "Shares Purchase Price" shall have the meaning set forth in Section 2.2.

     "Straddle Period" shall have the meaning set forth in Section 8.3(b).

     "Subsidiary" shall mean, with respect to any Person, (i) any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, limited liability company, joint venture or other legal entity and
(ii) each partnership in which such Person or another Subsidiary of such Person is the general partner or otherwise controls such partnership.

     "Tax" shall mean all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     "Tax Cap" shall have the meaning set forth in Section 8.2(c).

     "Tax Claim" shall have the meaning set forth in Section 8.3(b).

     "Tax Items" shall have the meaning set forth in Section 3.9(a).


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     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

     "Taxing Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

     "Transfer Taxes" shall have the meaning set forth in Section 5.12.

     "Valuation" shall have the meaning set forth in Section 5.10(c).

     "Welfare Benefits" shall have the meaning set forth in Section 5.5(i).

     "Working Capital" shall mean total current assets less total current liabilities; provided that total current assets shall exclude accounts receivable from Dynegy or any of its Subsidiaries and/or Affiliates; and provided further that total current liabilities shall exclude (w) short term debt due to third parties, (x) preferred stock dividends payable to Dynegy or any of its Subsidiaries and/or Affiliates, (y) the current portion of any deferred obligations and (z) federal income Taxes payable by NNGC to Dynegy or any of its Subsidiaries and/or Affiliates pursuant to any Tax sharing arrangements with NNGC or otherwise, pursuant to the terms of this Agreement.

     "Working Capital Closing Statement" shall have the meaning set forth in
Section 2.5(a).

1.2. Rules of Construction.

     As used in this Agreement: (a) The words "hereof," "herein," and "hereunder" and derivative or similar words shall refer to this entire Agreement and not to any particular provision of this Agreement; (b) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (c) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (d) the terms "dollars" and "$" shall mean United States dollars; (e) accounting terms which are specifically defined under GAAP and are not otherwise defined herein shall have the respective meanings given to them under GAAP; (f) a Legal Proceeding shall not be "pending" unless and until Sellers shall have received service of process with respect thereto; and (g) all references in this Agreement to times of the day shall be to New York, New York time.

                                  ARTICLE II.
                                PURCHASE AND SALE

2.1. Purchase and Sale of the Shares.

     On the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Sellers, 100% of the shares of the Series A Preferred Stock and 100% of the shares of the Common Stock that constitute the Shares free and clear of all Encumbrances.

2.2. Purchase Price.

     The purchase price for the Shares (the "Shares Purchase Price") shall be an amount equal to $928,000,000, (a) plus the Estimated Working Capital Amount, if it is a positive number, or minus the Estimated Working Capital Amount, if it is a negative number, and (b) minus $3,600,000. If the NNGC VEBA has not been funded with at least $30,522,333 in assets on or before the Closing Date, $30,522,333 of the Shares Purchase Price shall be deposited in an escrow account, with a mutually selected escrow agent, pursuant to an escrow agreement as agreed upon by the parties (the "Escrow Agreement"), which escrow shall be released in

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accordance with Section 2.5(e) hereof; provided, however, the escrow amount shall be $25,400,000 if the trustee of the NNGC VEBA has notified the Buyer that $5,122,333 has been funded prior to the Closing. The Shares Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.5.

2.3. Closing.

     The Closing shall occur on the first Business Day after the date on which all of the conditions to the Closing set forth in Article VI hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) occurs, or at such other date as the parties hereto shall agree in writing (such date is referred to herein as the "Closing Date") at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin Street, Houston, Texas 77002 at 10:00 A.M., local time, or at such other place as the parties hereto may agree in writing.

2.4. Deliveries at Closing.

     (a) At the Closing, Buyer shall deliver to Sellers, (i) an amount of cash equal to the Shares Purchase Price, in immediately available funds by wire transfer to the account or accounts designated in writing by Sellers not less than one Business Day prior to the Closing Date; and (ii) the certificates and other documents to be delivered pursuant to Section 6.3.

     (b) At the Closing, Sellers shall deliver to Buyer, (i) a certificate or certificates representing the Shares, duly and validly endorsed to or registered in the name of Buyer or its nominees or accompanied by separate stock powers duly and validly executed by Dynegy or NNGC Holding, as applicable; and (ii) the certificates and other documents to be delivered pursuant to Section 6.2.

2.5. Purchase Price Adjustment.

     (a) Within 30 days following the Closing Date, Buyer shall, at its expense, prepare, or cause to be prepared, and shall deliver to Sellers a balance sheet of NNGC as of the Closing Date (the "Closing Date Balance Sheet") and a statement of Buyer (the "Working Capital Closing Statement"), which shall set forth in reasonable detail its calculation of the Closing Date Working Capital. Buyer and Seller may mutually agree to determine the Closing Date to be an end of the month date. The Closing Date Balance Sheet and the Working Capital Closing Statement, respectively, shall be prepared on a basis consistent with the Current Balance Sheet and the EWCA Statement, respectively, using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Current Balance Sheet and the EWCA Statement, respectively. The Working Capital Closing Statement shall be prepared based on the books and records of NNGC as of the Closing Date, and Sellers shall grant Buyer, NNGC and their representatives reasonable access to all books, records, employees and facilities of Sellers that are reasonably necessary to enable Buyer to prepare the Closing Date Balance Sheet and the Working Capital Closing Statement. Sellers agree to cooperate, and shall not interfere, directly or indirectly, in the preparation of the Closing Date Balance Sheet and the Working Capital Closing Statement. Buyer shall give Sellers and their representatives reasonable access to all work papers, books, records, employees and facilities of Buyer that are reasonably necessary for purposes of reviewing, verifying and auditing the Closing Date Balance Sheet and the Working Capital Closing Statement.

     (b) Sellers shall have 20 days after receipt to review the Working Capital Closing Statement and to inform Buyer in writing of any disagreement (the "Objection") which they may have with the Working Capital Closing Statement. If Buyer does not receive the Objection

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within such 20-day period, the Closing Date Working Capital amount set forth in the Working Capital Closing Statement delivered pursuant to Section 2.5(a) shall be deemed to have been accepted by Sellers and shall become binding upon Buyer and Sellers. Sellers' Objection shall set forth all of Sellers' proposed changes thereto, including an explanation in reasonable detail of the basis on which Sellers propose such changes. If Sellers do timely deliver the Objection to Buyer, Buyer shall then have 20 days from the date of receipt (the "Buyer's Review Period") to review and respond to Sellers' Objection. Sellers and Buyer agree to attempt in good faith to resolve any disagreements with respect to the determination of Closing Date Working Capital. If they are unable to resolve all of their disagreements with respect to the determination of Closing Date Working Capital within 30 days following the expiration of the Buyer's Review Period, they may refer, at the option of either party, their differences to KPMG Peat Marwick LLP, or if KPMG Peat Marwick LLP shall decline to accept such engagement, an internationally recognized firm of independent public accountants selected jointly by Sellers and Buyer and who has no material financial relationship with either, who shall determine only with respect to the differences so submitted, whether and to what extent, if any, the amount of Closing Date Working Capital set forth in the Working Capital Closing Statement requires adjustment. If Sellers and Buyer are unable to so select independent public accountants within five days of KPMG Peat Marwick LLP declining to accept such engagement, either Sellers or Buyer may thereafter request that the American Arbitration Association make such selection (as applicable, KPMG Peat Marwick LLP, the firm selected by Sellers and Buyer or the firm selected by the American Arbitration Association is referred to as the "CPA Firm"). Sellers and Buyer shall direct the CPA Firm (i) that it shall not assign a value to any particular item greater than the greatest value for such item claimed by Sellers or Buyer or less than the smallest value for such item claimed by Sellers or Buyer, in each case as presented to the CPA Firm, and (ii) to use its best efforts to render its determination within 30 days. The CPA Firm's determination shall be conclusive and binding upon Sellers and Buyer. The fees and disbursements of the CPA Firm shall be shared equally by Sellers and Buyer. Sellers and Buyer shall make readily available to the CPA Firm all relevant books and records relating to the Working Capital Closing Statement and all other items reasonably requested by the CPA Firm. Neither Sellers nor Buyer have retained the KPMG Peat Marwick LLP audit services group during the past two years, and will not retain the KPMG Peat Marwick LLP audit services group prior to the completion of the determination of the Final Working Capital Amount pursuant to this Section 2.5.

     (c) If the Closing Date Working Capital determined in accordance with the procedures set forth in this Section 2.5 (the "Final Working Capital Amount") is less than the Estimated Working Capital Amount, then Sellers shall, within three Business Days following the determination of the Final Working Capital Amount, pay to Buyer an amount in cash equal to such deficiency, and if the Final Working Capital Amount is greater than the Estimated Working Capital Amount, then Buyer shall, within such three Business Days following the determination of the Final Working Capital Amount, pay to Sellers an amount in cash equal to such difference.

     (d) The amount payable by Sellers to Buyer or from Buyer to Sellers, as the case may be, under Section 2.5(c) shall be paid by wire transfer of immediately available funds to an account designated by Buyer or Sellers, as the case may be, not less than one Business Day before such payment.

     (e) From time to time after the Closing, that portion of the escrowed amount shall be released to Sellers as further provided in the Escrow Agreement to the extent such amount of the

NNGC VEBA has been funded in accordance with the terms of the Escrow Agreement.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby jointly and severally represent and warrant to Buyers as follows:

3.1. Organization and Qualification.

     Each Seller is a corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation. NNGC is a corporation, duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation. NNGC has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as conducted on the date hereof. NNGC is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of the Disclosure Letter sets forth the jurisdictions in which NNGC is qualified to do business. Sellers have made available to Buyer accurate and complete copies of the certificate of incorporation and bylaws of NNGC, with all amendments thereto to the date hereof.

3.2. Capitalization of NNGC.

     (a) The authorized capital stock of NNGC consists of 10,000 shares of Common Stock, and 1,000 shares of Series A Preferred Stock. NNGC Holding owns beneficially and of record all of the outstanding Common Stock of NNGC and has valid and marketable title to the Shares free and clear of all Encumbrances other than (i) the restrictions imposed pursuant to that certain Stock Pledge Agreement between NNGC Holding and Citicorp North America, Inc. dated as of November 19, 2001, (ii) the restrictions imposed pursuant to that certain Voting Trust Agreement among NNGC Holding, NNGC and Wilmington Trust Company, dated as of November 19, 2001 and (iii) restrictions on transfer that may be imposed by federal or state securities laws. The Series A Preferred Stock constitutes the only preferred stock of NNGC issued and outstanding. Dynegy owns beneficially and of record all of the Series A Preferred Stock free and clear of any Encumbrance other than restrictions on transfer that may be imposed by federal or state securities laws. All of the outstanding capital stock of NNGC has been duly authorized, validly issued, is fully paid and nonassessable and is not subject to, or been issued in violation of, any preemptive rights. Except for
(i) the restrictions imposed pursuant to that certain Stock Pledge Agreement between NNGC Holding and Citicorp North America, Inc. dated as of November 19, 2001 and (ii) the restrictions imposed pursuant to that certain Voting Trust Agreement among NNGC Holding, NNGC and Wilmington Trust Company, dated as of November 19, 2001, there are no voting trusts or other agreements or understandings to which any of the Sellers or NNGC is a party with respect to the voting of the Shares. There is no indebtedness of NNGC having general voting rights issued and outstanding. Except for this Agreement, there are no outstanding securities, options or warrants, agreements or commitments of any character relating to the Equity Securities of NNGC or obligating NNGC or any other Person to grant, issue, deliver or sell, repurchase, redeem or otherwise acquire or cause to be granted, issued, delivered, repurchased, redeemed or otherwise be acquired or sold, any Equity Securities of NNGC.

     (b) NNGC does not own, directly or indirectly, any Equity Securities of any Person. There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Sellers or any of their respective Subsidiaries are a party or by which Sellers or any of their respective Subsidiaries are bound with respect to the voting of any Equity Securities of NNGC except for the agreements described in clauses (i) and (ii) of Section 3.2(a).

3.3. Corporate Authorization.

     Each Seller has the requisite corporate power and authority to execute, deliver and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate and stockholder action on the part of each Seller.

3.4. Consents and Approvals.

     No material consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority, or any other Person, is required to be made or obtained by NNGC or either Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except (i) as set forth in Section 3.4 of the Disclosure Letter, (ii) for the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and (iii) as may be necessary as a result of any facts or circumstances relating solely to Buyer.

3.5. Non-Contravention.

     Assuming that the consents, approvals, authorizations, registrations, declarations, filings and notifications described in Section 3.4 have been obtained or made, the execution, delivery and performance of this Agreement by each Seller, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation or bylaws of NNGC or either Seller, (ii) result in the material breach of, or constitute a material default under, or give to others any rights of termination, cancellation or acceleration of any right or obligation material to NNGC or either Seller (in each case whether after the filing of notice or the lapse of time or both) under, or result in the creation of any Encumbrance on any assets or properties of NNGC pursuant to, any material agreement, lease, contract, note, mortgage, indenture, or obligation of any kind to which NNGC is a party or bound or to which the Shares are subject, or (iii) materially violate, or result in a material breach of any material Applicable Law or judgment, order, writ, injunction or decree of any Governmental Authority to which any Seller, NNGC, the Shares or any of the property or assets of NNGC is subject, other than the agreements referenced in clauses (i) and (ii) of Section 3.2(a) and the Credit Agreement.

3.6. Binding Effect.

     This Agreement has been duly executed and delivered by each Seller and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, constitutes a valid and legally binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.7. Financial Statements; Undisclosed Liabilities; Absence of Changes.

     (a) The Financial Statements (including the related notes and schedules) fairly present in all material respects the financial position of NNGC as of their dates, and each of the statements of operations, cash flows and stockholders' equity included in the Financial Statements

(including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or stockholders' equity, as the case may be, of NNGC for the periods set forth therein (except in the case of unaudited statements, the omission of a statement of stockholders' equity and footnotes), in each case in accordance with GAAP consistently applied during the periods involved, except as required by changes in GAAP or as may be noted therein, and have been prepared based upon the books of accounts and records of NNGC.

     (b) Except as and to the extent set forth on the Current Balance Sheet, including all notes thereto, NNGC does not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of NNGC or in the notes thereto prepared in accordance with GAAP consistently applied, other than (i) liabilities and obligations that have arisen since the date of the Current Balance Sheet in the ordinary course of business, (ii) liabilities and obligations arising since the Current Balance Sheet under executory contracts entered into in the ordinary course of business, including liabilities relating to material hedging arrangements, forward sales contracts and derivative arrangements of NNGC, each of which material arrangement or contract is set forth in Section 3.13(a)(x) of the Disclosure Letter, (iii) liabilities and obligations set forth in Section 3.7 of the Disclosure Letter.

     (c) Except as set forth in Section 3.7 of the Disclosure Letter, since February 1, 2002 and until the date hereof and to the Sellers' Knowledge from December 31, 2001 until February 1, 2002, NNGC has conducted its businesses only in the ordinary course of business, consistent with past practice, and has not, during such period, taken any of the actions described in Section 5.1(b), except in connection with entering into this Agreement. Except as set forth in Section
3.7 of the Disclosure Letter, since December 31, 2001 and until the date hereof there has not been:

     (i) Destruction of, damage to, or loss of, any material asset of NNGC (whether or not covered by insurance); or

     (ii) Any event or condition that has had, or would be reasonably expected to have, a Material Adverse Effect.

3.8. Legal Proceedings.

     Except as set forth in Section 3.8 of the Disclosure Letter, as of the date hereof, there are no Legal Proceedings pending or, to the Sellers' Knowledge, threatened against or involving NNGC or either Seller that, individually or in the aggregate, are reasonably likely to (i) have a Material Adverse Effect or (ii) prevent or materially impair or delay the ability of either Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. NNGC is not subject to any judgment, order, writ, injunction or decree of any Governmental Authority which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding the foregoing, Sellers make no representation or warranty in this Section 3.8 as to any state or federal rulemaking or similar proceeding of general applicability.

3.9. Taxes.

     (a) Except as set forth in Section 3.9(a) of the Disclosure Letter, (i) all Tax Returns which were required to be filed by or with respect to NNGC have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items ("Tax Items") required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes shown on each such Tax Return have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) any liability of or with respect to NNGC for Taxes not yet due and payable, or which are being contested in good faith in appropriate proceedings, has been provided for on NNGC's financial statements in accordance with GAAP, (vi) there is no Legal Proceeding now pending against, or with respect to, NNGC in respect of any material Tax or material Tax assessment, nor is any material claim for additional material Tax or material assessment asserted by any Tax Authority pending, (vii) since January 1, 1998, no written claim has been made by any Tax Authority in a jurisdiction where NNGC (or the Sellers with respect to NNGC) does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Sellers' Knowledge is any such assertion threatened in writing, (viii) Sellers are not "foreign persons" within the meaning of Section 1445 of the Code, (ix) all Tax withholding and deposit requirements imposed on or with respect to NNGC have been satisfied in full in all respects, and (x) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of NNGC that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) (i) NNGC (or the Sellers with respect to NNGC) has no agreement in force for and no outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; and (ii) NNGC (or the Sellers with respect to NNGC) is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment of Tax losses, entitlements to refunds or similar Tax matters.

     (c) NNGC (or Sellers on behalf of NNGC) is not a party to any Tax allocation or sharing agreement that will survive the Closing.

3.10. Employee Benefits.

     (a) Section 3.10(a) of the Disclosure Letter sets forth a list, as of the date hereof, of (i) the NNGC Plans and (ii) all Sellers Plans sponsored, maintained or contributed to by NNGC. On or before the date hereof, Sellers have made available to Buyer copies of each of the following, to the extent applicable, with respect to each NNGC Plan: the most recent annual report (Form
5500) filed with the Pension and Welfare Benefits Administration, the plan document, the trust agreement, if any, the most recent summary plan description, the most recent actuarial report or valuation that is required to be prepared under Applicable Laws, and the most recent determination letter, if any, issued by the IRS.

     (b) NNGC does not contribute to, and has no obligation to contribute to, a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a Benefit Plan (other than a Sellers Plan) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. The transactions contemplated by this Agreement will not subject Buyer to any liability under Title IV of ERISA with respect to any NNGC Plan or Sellers Plan.

     (c) With respect to any "employee benefit plan," within the meaning of
Section 3(3) of ERISA, that is a Sellers Plan (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by Sellers or by any trade or business, whether or not incorporated, that together with a Seller would be a "single employer" within the meaning of Section 4001(b) of ERISA, which liability has not been satisfied, nor does any condition exist which could reasonably be expected to result in any such liability, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or
Section 412 of the Code has been incurred, and (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

     (d) Except as otherwise set forth in Section 3.10(d) of the Disclosure
Letter:

          (i) With respect to each NNGC Plan, NNGC has substantially performed all material obligations, whether arising by operation of Applicable Law or by contract, required to be performed by it, and no event has occurred and, to the Sellers' Knowledge, there exists no condition or set of circumstances in connection with which NNGC could be subject to any material liability for failure to operate and administer such NNGC Plan in accordance with its terms or any Applicable Law;

          (ii) Each NNGC Plan intended to be qualified under Section 401 of the Code (A) materially satisfies in form the requirements of such Section except to the extent amendments are not required by Applicable Law to be made until a date after the Closing Date,
               (B) has received a favorable determination letter from the IRS regarding such qualified status, and (C) has not been operated in a way that would adversely affect its qualified status;

          (iii) There are no material actions, suits, or claims pending (other than routine claims for benefits) with respect to any NNGC Plan or its assets, and, to the Sellers' Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any NNGC Plan before any Governmental Authority; and

          (iv) All contributions required to be made to NNGC Plans pursuant to their terms and the provisions of ERISA, the Code, or any other Applicable Law have been timely made.

     (d) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made to any current or former employee or director of NNGC, under any agreement, or under any NNGC Plan or Sellers Plan that would be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

3.11. Compliance with Laws; Permits.

     Except as relates to Tax matters (which are provided for solely in Section 3.9) and Environmental Matters (which are provided for solely in Section 3.16),
(i) NNGC is in material compliance with all Applicable Laws, (ii) NNGC has all material permits, licenses, certificates of authority, consents, orders and approvals of, and has made all material filings, applications and registrations with, Governmental Authorities that are required in order for NNGC to own and operate its assets and properties and to carry on its business as conducted on the date hereof, and such permits, licenses, certificates of authority, orders and approvals are in full force and effect and NNGC is in material compliance therewith, (iii) to the Sellers' Knowledge, no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any such permit, license, certificate of authority, consent, order or approval, and (iv) none of Sellers nor NNGC has received any notice, and no claim or action is pending, or to the Sellers' Knowledge, threatened against NNGC alleging any material violation of the matters set forth in clauses (i) and (ii).

3.12. Intellectual Property.

     (a) Section 3.12 (a) of the Disclosure Letter sets forth a list of all issued patents and patent applications, copyright and trademark registrations and applications and material unregistered trademarks and copyrights owned by NNGC and currently used in the Business.

     (b) The material agreements licensing Intellectual Property to NNGC (the
"IP

Contracts") are valid, binding and enforceable by NNGC in accordance with their respective terms (except where enforceability may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies). NNGC is not in material breach or violation of, or material default under, any of the IP Contracts.

     (c) Subject to the items listed in Section 3.12(c) of the Disclosure Letter, NNGC owns, or has the license or right to use, without annual payments to any other person in excess of $100,000 (other than pursuant to contracts set forth in Section 3.12(c) of the Disclosure Letter), all material Intellectual Property currently used to conduct the Business as presently conducted, and to the Sellers' Knowledge the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. All Intellectual Property owned by NNGC is owned free and clear of all Encumbrances, except for Permitted Encumbrances.

     (d) As of the date hereof, to Sellers' knowledge, the Intellectual Property owned by NNGC does not infringe any patent of any third party. To Sellers' knowledge, the Intellectual Property owned by NNGC does not infringe any copyright, registered trademark or trade secret of any third party. No third party has asserted against NNGC a claim in writing, and there is no suit, action or proceeding pending or, to the Knowledge of NNGC and Sellers, threatened, alleging that NNGC is infringing the Intellectual Property of any third party or challenging NNGC's ownership or use of, or the validity or enforceability of, any Intellectual Property owned or used by NNGC. To the knowledge of NNGC and Sellers, no third party is infringing the Intellectual Property owned or exclusively licensed by NNGC, except for any such infringement which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. NNGC takes reasonable measures to protect the confidentiality of its material trade secrets. To the knowledge of NNGC and Sellers, no employee, independent contractor or agent of NNGC has misappropriated any material trade secrets or other material confidential information of any third party in the course of the performance of his or her duties as an employee, independent contractor or agent of NNGC.

3.13. Contracts.

     (a) Setion 3.13(a) of the Disclosure Letter sets forth a list, as of the date hereof, of each of the following contracts or agreements or arrangements to which NNGC is a party, or by which NNGC or any of its properties are bound (each contract or agreement or arrangement set forth in Section 3.13(a) of the Disclosure Letter being referred to herein as a "Material Contract"; provided that no NNGC Plan or Sellers Plan shall be a Material Contract):

          (i) any commitment, agreement, note, loan, evidence of indebtedness, letter of credit or guarantee of the indebtedness for borrowed money of others that Sellers reasonably anticipate will, in accordance with its terms, involve aggregate payments by NNGC of more than $200,000 within the remaining term of such agreement;

          (ii) any lease under which NNGC is the lessor or lessee of real or personal property, which lease (A) cannot be terminated by NNGC without penalty upon not more than 180 calendar days' notice and
               (B) involves an annual base rental in excess of $1,000,000;

          (iii) any contracts or agreements containing covenants limiting the freedom of NNGC to engage in any line of business or geographic area or compete with any Person;

          (iv) any employment agreements;

          (v) any pending sale of real or personal property of NNGC (other than sales of natural gas, natural gas liquids, or other terms of inventory in the ordinary course of business) in excess of $100,000;

          (vi) any gas purchase contracts, gas sales contracts, gas processing agreements, gas storage agreements, transportation agreements, natural gas liquids sales contracts, and gathering agreements
                 (1) providing for receipt or payment by NNGC of more than $3,000,000 annually or (2) which may not be terminated without payment or penalty with notice of one (1) year or less;

          (vii) any purchase order or contract requiring a capital expenditure or a commitment for a capital expenditure not included in the capital forecast previously provided to Buyer in the Summary Information Memorandum dated July 2002 and in excess of $100,000;

          (viii) any obligation to make future payments, contingent or otherwise, in excess of $100,000 arising out of or relating to the acquisition or disposition of any business, assets, or stock of other companies by NNGC;

          (ix) any purchase order not in the ordinary course of business and greater than $250,000;

          (x) any hedging arrangements, forward sales contracts and derivative arrangements in excess of a notional amount of $500,000 and a term of over one year; or

          (xi) any NNGC regulatory rate settlement agreement approved by the FERC since the NNGC's 1998 Rate Case Settlement Agreement approved by the FERC on June 18, 1999.

     (b) Section 3.13(b) of the Disclosure Letter sets forth a list, as of the date hereof, of each contract or agreement that NNGC has with an Affiliate (an "Affiliate Contract").

     (c) To the Sellers' Knowledge, NNGC is not in breach or violation of, or default under, any of the Material Contracts. Each Material Contract is a valid agreement, arrangement or commitment of NNGC, enforceable against NNGC in accordance with its terms and, to the Sellers' Knowledge, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies. True and complete copies of the Material Contracts and Affiliate Contracts have heretofore been made available to Buyer.

3.14. Brokers.

     Except for Merrill Lynch & Co., whose fees will be paid by Dynegy, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or NNGC or any of their affiliates or Subsidiaries who is entitled to any fee or commission from Sellers or NNGC in connection with the transactions contemplated by this Agreement.

3.15. Real and Personal Property; Sufficiency of Assets of NNGC.

     (a) (i) Except as set forth in Section 3.15(a) of the Disclosure Letter, NNGC owns marketable fee title to, or holds a valid leasehold interest in, or right-of-way easement (collectively, the "Rights of Way") through, all real property ("Real Property") used or necessary for the conduct of NNGC's business as it is presently conducted and as NNGC's business is proposed to be conducted as of the date hereof, including, without limitation, all real property required for the construction, operation and maintenance of the Pipeline, and has good and valid title to all of the material tangible assets and properties which it owns and which are reflected on the Financial Statements (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements), and (ii) all such

Real Property, assets and properties (other than Rights of Way) are owned or leased free and clear of all Encumbrances, except in the case of Real Property, assets and properties other than Rights of Way for (A) Encumbrances set forth in Section 3.15(a) of the Disclosure Letter, (B) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, (C) Encumbrances to secure indebtedness reflected on the Financial Statements, (D) Encumbrances which will be discharged on or prior to the Closing Date, (E) rights of way, easements, written agreements, laws, ordinances and regulations affecting building use and occupancy or reservations of interest in title (collectively, "Property Restrictions") imposed or promulgated by law or any Governmental Authority with respect to Real Property, including zoning regulations, provided they do not materially adversely affect the current use of the applicable Real Property, (F) mechanics', carriers', workmen's and repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which do not materially detract from the value of or materially interfere with the present use or the use proposed of any Real Property subject thereto or affected thereby and which have arisen or been incurred in the ordinary course of business and (G) Encumbrances that do not materially detract from the value or materially interfere with the present use of the asset subject thereto or the proposed use of the asset (clauses (A) through (G) above referred to collectively as "Permitted Encumbrances"). Section 3.15(a) of the Disclosure Letter sets forth a list of all Real Property which NNGC owns in fee (such Real Property, "Fee Property"). Except as set forth in
Section 3.15(a) of the Disclosure Letter, to NNGC's and Sellers' Knowledge, NNGC's interests in (1) the Fee Property are exclusive, indefeasible and perpetual and (2) all Rights of Way are perpetual.

     (b) There are no material structural defects relating to any of the improvements to the Real Property and all tangible assets and property owned or used by NNGC are in good operating condition, ordinary wear and tear excepted. To the Sellers' Knowledge, all improvements to the Real Property owned or used by NNGC do not encroach in any respect on property of others (other than encroachments that would not materially impair the operations of NNGC).

     (c) The assets owned or leased by NNGC or used under the Transition Services Agreement dated January 31, 2002 constitute all of the assets, properties and rights used by the Sellers, the Sellers' affiliates and NNGC to conduct the business of NNGC and the operation of its Pipeline as currently conducted.

     (d) There is no pending or, to the Sellers' Knowledge, threatened condemnation of any part of the Real Property by any Governmental Authority which would materially adversely affect NNGC's current use of the applicable Real Property.

3.16.    Environmental Matters.

     Except as set forth in Section 3.16 of the Disclosure Letter, (a) the properties and operations of NNGC are in material compliance with all applicable Environmental Laws; (b) NNGC is not subject to any existing, pending or, to the Sellers' Knowledge, threatened Legal Proceeding by or before any Governmental Authority under any Environmental Law; (c) all material permits, licenses and similar authorizations required to be obtained or filed by NNGC under any Environmental Law for the conduct of NNGC's business have been obtained or filed, are valid and currently in full force and effect, and are freely transferable to Buyer should such permit transfer be necessary; (d) there has been no release of any Hazardous Substance, pollutant or contaminant into the environment by NNGC or in connection with NNGC's properties or operations that could reasonably be expected to give rise to material fines, penalties or remedial obligations under Environmental Laws; (e) there has been no material exposure of any Person or property to any Hazardous Substance, pollutant or contaminant in connection with the properties or operations of NNGC that could reasonably be expected to form the basis of a claim for damages or compensation; and (f) the Sellers have no Knowledge that the NNGC properties are adversely affected by any release, threatened release, or disposal of a Hazardous Substance originating or emanating from any other property and for which NNGC has liability.

3.17. Labor Relations.

     (a) (i) NNGC is not a party to, or bound by, any labor or collective bargaining agreements; (ii) NNGC is not the subject of any representation or certification proceedings, or petitions seeking a representation proceeding, and, to the Sellers' Knowledge, no such proceeding is threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to NNGC; and (iii) to the Sellers' Knowledge, there are no organizing activities involving NNGC with respect to any group of employees of NNGC.

     (b) Except as set forth in Section 3.17(b) of the Disclosure Letter, (i) there are no material strikes, work stoppages, slowdowns, or lockouts, pending or, to the Sellers' Knowledge, threatened in writing against or involving NNGC; and (ii) there are no material unfair labor practice charges, complaints, grievances, arbitrations, or other labor disputes filed or, to the Sellers' Knowledge, threatened in writing by or on behalf of any employee or group of employees of NNGC.

3.18. Insurance.

     (a) Set forth in Section 3.18(a) of the Disclosure Letter is a list of all material policies of insurance (other than policies of insurance relating to the NNGC Plans) which Sellers, their Subsidiaries or NNGC maintains for NNGC with respect to its assets or operations (the "NNGC Insurance Policies") including summary coverage terms and expiration dates. All premiums due and payable with respect to such policies have been paid and no notice of collection of or written indication of an intention not to renew has been received by Sellers or NNGC.

     (b) Except as set forth in Section 3.18(b) of the Disclosure Letter, all such NNGC Insurance Policies are in full force and effect and coverage of NNGC under the NNGC Insurance Policies will terminate upon the Closing Date. NNGC is not in default under any provisions of the NNGC Insurance Policies, and there is no claim by NNGC or any other person pending under any of the NNGC Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such NNGC Insurance Policies. NNGC has not received written notice from an insurance carrier issuing any NNGC Insurance Policies that alteration of any equipment or any improvements located on Real Property, purchase of additional equipment, or modification of any of the methods of doing business of NNGC, will be required or suggested after the date hereof. The NNGC Insurance Policies maintained are adequate in accordance with industry standards and the requirements of any Material Contracts and are in at least the minimum amounts required by Applicable Law, rule, or regulation of any Governmental Authority, including, without limitation, Environmental Laws.

3.19. Regulatory Matters.

     NNGC is a "Natural Gas Company" as that term is defined in Section 2 of the Natural Gas Act ("NGA"). NNGC is not a "public utility company," "holding company" or "subsidiary" or "affiliate" of a "registered holding company" as such terms are defined in the Public Utility Holding Company Act of 1935 (the "1935 Act"). NNGC is in material compliance with all provisions of the NGA and all rules and regulations promulgated by the FERC pursuant thereto. NNGC is in material compliance with all orders issued by FERC that pertain to all terms and conditions and rates charged for services. No approval of (i) the Securities and Exchange Commission under the 1935 Act or
(ii) FERC under the NGA or the Federal Power Act is required in connection with the execution of this Agreement by the Sellers or the transaction contemplated hereby with respect to the Sellers.

3.20. Books and Records of NNGC.

     The stock transfer records of NNGC are, and the NNGC minute books for periods after February 1, 2002 and, to the Sellers' Knowledge, for periods prior thereto, are complete and correct in all material respects.

3.21. Existing Firm Transportation Customers.

     Section 3.21 of the Disclosure Letter sets forth a complete and correct list of the firm and interruptible transportation and storage contracts of the Pipeline which resulted in over $3,000,000 in demand and commodity revenue for the twelve (12) months ended December 31, 2001 ("Major Firm Contracts").

     As of the date of this Agreement, except as set forth in Section 3.21 of the Disclosure Letter,

          (i) NNGC is not engaged in any material dispute with any of the shippers under the Major Firm Contracts ("Major Shipper"),

          (ii) There has been no material adverse change in the Major Firm Contracts since January 1, 2002, and

          (iii) No Major Shipper has notified NNGC, in writing in accordance with the notice provisions of their agreements of any adverse modification or change in the Major Firm Contracts.

          (iv) Since January 1, 2002, NNGC has not at any time delivered to, or received from, any Major Shipper any formal written notice or written allegation of a default or breach with respect to any Major Firm Contract and none of such Major Shippers has, or, to the Sellers' knowledge, intends to terminate or not exercise any option to renew.

3.22. Health and Safety Matters.

     Except as set forth in Section 3.22 of the Disclosure Letter, (a) the properties and operations of NNGC are in material compliance with all applicable health and safety and pipeline safety laws, and have been in material compliance with applicable health and safety and pipeline safety laws, except for historical non-compliance that would not reasonably be expected to result in material fines, penalties or obligations; (b) to the Sellers' Knowledge, since July 1, 1997, there have been no Pipeline ruptures resulting in serious injury, loss of life, or material property damage; and (c) to the Sellers' Knowledge, there are no material defects, corrosion or other damage to the Pipeline that would create a risk of material pipeline integrity failure.

                                  ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF BUYERS

     Buyer hereby represents and warrants to Sellers as follows:

4.1. Organization and Qualification.

     Buyer is a corporation, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as conducted on the date hereof.

4.2. Corporate Authorization.

     Buyer has the requisite corporate power and authority to execute, deliver and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate and stockholder action on the part of Buyer.

4.3. Consents and Approvals.

     No material consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority, or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except for the filing of a premerger notification and report form under the HSR Act.

4.4. Non-Contravention.

     Assuming the consents, approvals, authorizations, registrations, declarations, filings and notifications described in Section 4.3 have been obtained or made, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation or the bylaws of Buyer; (ii) result in the material breach of, or constitute a material default under, or give to others any rights of termination, cancellation or acceleration of any right or obligation material to Buyer or any of its Subsidiaries (in each case whether after the filing of notice or the lapse of time or both) under, or result in the creation of any Encumbrance on any assets or properties of NNGC pursuant to, any material agreement, lease, contract, note, mortgage, indenture or obligation of any kind to which Buyer or its Subsidiaries is a party or bound; or (iii) materially violate, or result in a material breach of any material Applicable Law or judgment, order, writ, injunction or decree of any Governmental Authority to which Buyer or any of its Subsidiaries is subject.

4.5. Binding Effect.

     This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by each Seller, constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.6. Brokers.

     There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any Subsidiary of Buyer who is entitled to any fee or commission from Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement.

4.7. Financing.

     Buyer has on the date hereof, and as of the Closing will have, sufficient cash, available lines of credit, or other sources of available funds to enable it to pay the full Shares Purchase Price when required hereunder and to effect the transactions contemplated hereby.

4.8. Investment Intent.

     Buyer is acquiring the Shares for its own account and for investment and not with a view to a distribution thereof within the meaning of the Securities Act or in violation of any applicable state or federal securities laws.

4.9. Sophistication; Information.

     Buyer is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Shares. Buyer is able to bear the economic risk of this investment regarding NNGC, is able to hold the Shares indefinitely and has a sufficient net worth to sustain a loss of its entire investment in NNGC in the event such loss should occur.

     Buyer acknowledges and affirms that it is an "accredited" investor within the meaning of Regulation D of the Securities Act. Buyer acknowledges that (x) the sale of the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, (y) that the Shares will be characterized as "restricted securities" under federal securities laws and that under such laws and applicable regulations cannot be sold or otherwise disposed of without registration or an exemption therefrom and (z) any certificates representing the Shares will bear a customary legend regarding restrictions on the transferability of such Shares.

4.10. Legal Proceedings.

     As of the date hereof, there are no Legal Proceedings pending or, to the Buyer's Knowledge, threatened against or involving Buyer that, individually or in the aggregate, are reasonably likely to prevent or materially impair or delay the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V.
                                    COVENANTS

5.1. Conduct of the Business.

     (a) Except as otherwise contemplated by this Agreement or consented to in writing by Buyer, from the date hereof to the Closing, Sellers shall, taking into account any matters that may arise that are attributable to the pendency of the transactions contemplated by this Agreement, (i) cause NNGC to conduct the Business in all material respects only in the ordinary course, consistent with past practices and in material compliance with Applicable Laws and (ii) use their respective reasonable best efforts to preserve the business organization of NNGC intact, keep available the services of employees of NNGC and preserve the existing relations with customers, suppliers and other Persons with which NNGC has significant business dealings, but Sellers and NNGC shall not be required to make any payments or enter into or amend any contractual arrangements, agreements or understandings to satisfy the foregoing obligation unless such payment or other action is required by Applicable Law, by contractual obligation with such third parties or to operate in the ordinary course consistent with past practices.

     Sellers agree to use their best efforts to keep the NNGC Insurance Policies in full force and effect through the Closing Date.

     (b) From and after the date hereof to the Closing Date, except as otherwise contemplated by this Agreement or as set forth in Section 5.1(b) of the Disclosure Letter, Sellers shall not permit NNGC, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) to:

     (i) (A) increase the compensation payable to or to become payable to or grant any bonuses to any former or present director, officer, employee or consultant, except in the ordinary course of business consistent with past practices for persons who are not former or present officers or directors, (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any former or present director, officer, employee or consultant, (C) establish, adopt, enter into or amend or modify any Benefit Plan except as may be required by Applicable Law, (D) grant any severance or termination pay, (E) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), or (F) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement; except (1) pursuant to any contract, agreement or other legal obligation of NNGC existing at the date of this Agreement, (2) in the case of severance or termination payments, pursuant to the severance policies adopted by NNGC existing at the date of this Agreement, and
          (3) as required by Applicable Law;

     (ii) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding Equity Securities of NNGC;

     (iii)(A) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Securities of NNGC, or (B) effect any reorganization or recapitalization or split, combine or reclassify any of the Equity Securities of NNGC or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Securities;

     (iv) (A) offer, issue, deliver, grant or sell, or authorize or propose the offering, issuance, delivery, grant or sale (including the grant of any Encumbrances or limitations on voting rights), of any Equity Securities of NNGC or (B) amend or otherwise modify the terms of any outstanding Equity Securities the effect of which will be to make such terms more favorable to the holders thereof;

     (v)  (A) adopt a plan of complete or partial dissolution or liquidation,
          (B) acquire or agree to acquire, by merging or consolidating with, purchasing Equity Securities in, or purchasing all or a portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets or property of any other Person (excluding capital expenditures), in each case for consideration in excess of $100,000 or for consideration for all such acquisitions in excess of $500,000 or (C) make any loans, advances or capital contributions to, or investments in any Person in excess of $100,000 except for (1) loans, advances and capital contributions, or investments pursuant to and in accordance with the terms of any Material Contract or other legal obligation, in each case existing as of the date of this Agreement, (2) contributions in aid of construction made in the ordinary course, consistent with past practices or (3) customary loans and advances to employees in amounts not material to NNGC;

     (vi) make or commit to make any capital expenditures other than (A) those set forth in Section 5.1(b) of the Disclosure Letter, (B) pursuant to contracts, forecasts or plans in existence on the date hereof, (C) reasonable expenditures made by NNGC in connection with any emergency or force majeure events affecting NNGC and (D) other capital expenditures not in excess of $500,000, in the aggregate;

     (vii)sell, transfer, lease, exchange or otherwise dispose of, whether by merging, consolidating or in any other manner, or grant any Encumbrance with respect to, any of the material properties or assets of NNGC, except for (A) sales of natural gas and condensate in the ordinary course of business consistent with past practices and (B) sales or other dispositions of property or assets that in the aggregate are not material to NNGC; provided, that the sale or other disposition of the data center located at 7210 Ardmore Street, Houston, Texas 77054 shall be deemed material and shall require the prior written consent of Buyer;

        (viii) adopt or propose any amendments to its certificate of incorporation or bylaws;

        (ix) (A) change in any material respect any of its methods or principles of accounting in effect at June 30, 2002, except to the extent required to comply with GAAP, (B) make or rescind any material election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes or (D) change any of its material methods of reporting income or deductions for United States federal income tax purposes from those employed in the preparation of the United States federal income tax returns for the taxable year ended December 31, 2001, except, in each case, as may be required by Applicable Law;

        (x) incur, create, assume, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) refinancings of existing indebtedness,
               (B) additional indebtedness not exceeding $100,000 in the aggregate, and (C) trade payables incurred in the ordinary course of business consistent with past practice; provided that in the case of (A) - (C), no additional non-current liabilities shall be incurred, created, assumed, guaranteed or otherwise become the liability or obligation of NNGC;

       (xi) pay, discharge, settle or satisfy any claims, liabilities, obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $500,000 in the aggregate, other than (A) in the ordinary course of business consistent with past practices, (B) pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof, or (C) NNGC may continue to pursue, prosecute and resolve any pending FERC proceedings;

       (xii) take or cause to be taken any action that could reasonably be expected to result in any of the conditions contained in Section 6.1(a) not being satisfied;

       (xiii) (A) renew, modify, amend or terminate any Material Contract to which NNGC is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder in each case except in the ordinary course of business consistent with past practice, (B) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of NNGC or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under Section 5.1(b)(i), and (C) enter into any agreements or contracts that if entered into on or prior to the date hereof would be required to be disclosed in Section 3.13(a) of the Disclosure Letter;

       (xiv) enter into any agreements, understandings, contracts or commitments with, or engage in any transactions or transfers of assets or liabilities to or from, Sellers or any of their Affiliates other than those allowed by NNGC's natural gas tariff on file with FERC,
                                       26
               those expressly contemplated by this Agreement or those listed in
               Section 3.13(b) of the Disclosure Letter;

       (xv) other than routine compliance filings, make any filings or submit any documents or information to FERC without prior consultation with Buyer; or

       (xvi) agree in writing or otherwise to take any of the foregoing actions set forth in this Section 5.1(b).

5.2. Access.

     (a) Prior to the Closing, Sellers shall, and shall cause NNGC to, (a) permit Buyer and its agents (including their counsel, accountants and consultants) to have reasonable and appropriate access upon reasonable advance notice to such books, records, properties, facilities, executive-level personnel, managers, officers, independent accountants, legal counsel and customers of NNGC with respect to the Business as are reasonably necessary to allow Buyer to make such inspections as it reasonably requires to verify the representations and warranties contained in Article III and (b) furnish promptly to Buyer and its representatives such information concerning NNGC, the Business and the properties, contracts, records and personnel as may be reasonably requested to the extent that such access or information is not prohibited by FERC marketing affiliate rules.

     (b) Sellers shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of Sellers or NNGC. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Buyer shall have no right of access to, and Sellers shall have no obligation to provide to Buyer,
(1) bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, or (2) any information the disclosure of which would jeopardize any privilege available to NNGC, Sellers or any of their Affiliates relating to such information or would cause Sellers to breach a confidentiality obligation. Buyer agrees that if Buyer or its authorized representatives receive, or if the information (whether in electronic mail format, on computer hard drives or otherwise) held by NNGC as of the Closing includes information that relates to the business operations or other strategic matters of Sellers, or any of their Affiliates (other than NNGC) such information shall be held in confidence on the terms and subject to the conditions contained in the Confidentiality Agreement, but the term of the restriction on the disclosure and use of such information shall continue in effect as to such information for a period of two years from the Closing. Buyer further agrees that if Sellers or NNGC inadvertently furnishes to Buyer copies of or access to information that is subject to clause (2) of the second preceding sentence, Buyer will, upon Sellers' request, promptly return same to Sellers and Buyer will destroy any and all extracts therefrom or notes pertaining thereto (whether in electronic or other format). Buyer shall indemnify, defend, and hold harmless Sellers and their Affiliates from and against any losses or damages asserted against or suffered by Sellers relating to, resulting from, or arising out of, examinations or inspections made by Buyer or its authorized representatives pursuant to
Section 5.2.

     (c) Buyer agrees that Sellers may retain (i) a copy of all materials included in the Data Room, together with a copy of all documents referred to in such materials, (ii) copies of all books and records prepared by Sellers or their Affiliates in connection with the transactions contemplated by this Agreement, including bids received from others and information relating to such bids, (iii) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder, (iv) all consolidating and consolidated financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Sellers (provided that copies shall be provided to the Buyer), and (v) copies of all Retained E-Mail. Sellers agree that all such information shall be held in confidence on the terms and subject to the conditions contained in the Confidentiality Agreement as if Sellers were the receiving party thereunder, but the term of the restriction on the disclosure and use of such information shall continue in effect as to such information for a period of two years from the Closing.

     (d) Each party agrees that it will cooperate with and make available to the other parties during normal business hours, all books and records, information, and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation, or dispute, (ii) any litigation or investigation, or (iii) any other matter requiring any such books and records, information, or employees for any reasonable business purpose, provided that (a) with respect to providing Buyer access to Retained E-Mail, Sellers shall provide access to Buyer upon Buyer's request, and shall furnish Buyer with copies of, only those portions of the Retained E-Mail that pertain or relate to the Business or NNGC or its assets and (b) Sellers shall not be required by this Section 5.2(d) to make available to Buyer any information referred to in clause (1) of the third sentence of Section 5.2(b) or clause (ii) of Section 5.2(c). The party requesting any such books and records, information, or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information, or employees. Sellers may require certain financial information related to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local, and foreign Tax Returns and other governmental reports, and Buyer agrees to furnish such information to Sellers at Sellers' request and expense.

5.3. Appropriate Action; Consents; Filings.

     (a) Through the Closing Date, Sellers and Buyer will each cooperate with each other and use (and will cause their respective Subsidiaries to use) reasonable best efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable on its part under this Agreement, Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain promptly from any Governmental Authorities any authorizations or orders required to be obtained by Sellers or Buyer or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and
(iii) to promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and prompt consummation of the transactions contemplated hereby required under (A) the HSR Act and (B) any other Applicable Law. Sellers and Buyer will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith. Each Seller and Buyer will furnish all information concerning itself, its Subsidiaries and Affiliates required for any application or other filing to be made pursuant to any Applicable Law or any applicable regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement. Sellers and Buyer will file as promptly as practicable and in any event within one Business Day of the date hereof the notification and report form required by the HSR Act, together with all required supplemental information and request early termination of the waiting period with respect to the sale of the Shares under the HSR Act.

     (b) Through the Closing Date, each Seller and Buyer will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement, (iii) any Legal Proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting Sellers, Buyer or their respective Subsidiaries that relate to this Agreement and the transactions contemplated by this Agreement and
(iv) if there occurs any event or condition that might reasonably be expected to cause or result in any of its representations or warranties contained herein to be untrue or inaccurate in any material respect or to delay or impede the ability of either Buyer or either Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.

     (c) Through the Closing Date, Sellers and Buyer agree to cooperate and use their reasonable best efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect, that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the active pursuit of all available avenues of administrative and judicial appeal.

     (d) Prior to the Closing Date, each Seller and Buyer will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain promptly any consents from third Persons (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or to satisfy any of the conditions set forth in Article VI, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Material Adverse Effect.

5.4. Announcements.

     Buyer and Sellers shall consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement or making any filing with respect to such transactions with the Securities and Exchange Commission. Buyer and Sellers shall provide to each of the other parties hereto for review a copy of any such press release, statement or filing, and shall not issue any such press release, or make any such public statement or filing, prior to such consultation and review, unless required by applicable law or the rules of a national securities exchange.

5.5. Employee and Benefit Matters.

     (a) On or before the Closing, Sellers shall take all actions necessary, if any, to cause NNGC to cease to be an adopting or participating employer under all Sellers Plans.

     (b) Buyer shall cause each individual who is employed by NNGC as of the Closing (including, without limitation, each such individual who is on a vacation, sick, disability or other leave of absence other than an individual who is receiving long-term disability benefits under a Sellers Plan as of the Closing Date) (a "Continuing Employee") to be provided with, subject to the remaining paragraphs of this Section 5.5, employee benefit plans, other compensation, benefits, policies, programs and arrangements that are, in the aggregate, substantially comparable with those provided to similarly situated employees of Buyer. Without limiting the generality of the foregoing, with respect to medical and dental benefits, Buyer shall cause each Continuing Employee and his or her eligible dependents (including all such Continuing Employee's dependents covered immediately prior to the Closing Date by a NNGC Plan or Sellers Plan that is a group health plan) to be covered under a group health plan maintained by Buyer or an Affiliate of Buyer that (i) provides medical and dental benefits to the Continuing Employee and such eligible dependents effective immediately upon the Closing Date and (ii) credits such Continuing Employee, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a NNGC Plan or Sellers Plan that is a group health plan.

     (c) Prior to the Closing Date, Sellers shall take all actions necessary to have the members of the administrative committee of the NNGC VEBA resign effective as of the Closing Date.

     (d) Buyer shall cause the employee benefit plans and programs maintained after the Closing by Buyer, NNGC and the Affiliates of Buyer to recognize each Continuing Employee's years of service and level of seniority prior to the Closing Date with Sellers, NNGC and their Affiliates (including service and seniority with any other employer that was recognized by Sellers, NNGC or their Affiliates) for purposes of terms of employment, eligibility to participate, vesting and, to the extent not duplicative of any benefits received under any Benefit Plan, the accrual of benefits, vesting and benefit determination under such plans and programs (but not for benefit accrual purposes under any defined benefit pension plan). Buyer shall cause each employee welfare benefit plan or program sponsored by Buyer or one of its Affiliates that a Continuing Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusion with respect to participation and coverage requirements applicable to such Continuing Employee to the extent such exclusion did not apply with respect to such employee under the corresponding NNGC Plan or Sellers Plan immediately prior to the Closing Date.

     (e) Buyer expressly agrees that it assumes all obligations to provide any required notice under the United States Worker Adjustment and Retraining Notification Act or any other Applicable Laws, and to pay all severance payments, damages for wrongful dismissal and related costs, with respect to the termination of any employee of NNGC by Buyer or NNGC that occurs on or after the Closing Date.

     (f) Prior to the Closing, Sellers shall cause the employment of the individuals identified in Section 5.5(f)(i) of the Disclosure Letter and the employment of any individual who is receiving long-term disability benefits under a Sellers Plan as of the Closing Date to be transferred from NNGC to a Seller or an Affiliate of a Seller (other than NNGC). After the Closing, Buyer shall cause NNGC to make an employment offer to each individual identified in
Section 5.5(f)(ii) of the Disclosure Letter effective as of the date indicated in Section 5.5(f)(ii) of the Disclosure Letter with respect to such individual; provided, however, that NNGC shall not be required to provide any such individual with such an employment offer if such individual is not employed in the Business by Enron Corp. or an Affiliate of Enron Corp. as of such effective date. If an individual who receives an employment offer from NNGC pursuant to the preceding sentence accepts such employment offer, then such individual shall be treated as a Continuing

Employee for purposes of this Section 5.5 (other than paragraph (i) below). Without limiting the scope of the preceding sentence, each such individual who accepts NNGC's employment offer shall (i) receive the benefit of paragraph (b) above, (ii) receive the benefit of paragraph (b) above by substituting for purposes of such paragraph his or her date of hire by NNGC for the Closing Date and the group health plan maintained by Enron Corp. or an Affiliate thereof for a NNGC Plan or Sellers Plan, (iii) receive the benefit of paragraph (c) above by substituting for purposes of such paragraph his or her date of hire by NNGC for the Closing Date, recognizing such individual's service and seniority with Enron Corp. and its Affiliates, and substituting employee welfare benefit plans and programs of Enron Corp. and its Affiliates for the corresponding NNGC Plans and Sellers Plans, (iv) receive the benefit of paragraph (f) below by substituting the Enron Corp. Savings Plan for the Sellers Savings Plan (but limited to the extent Enron Corp. is willing to take similar actions with respect to outstanding plan loans), and (v) receive the benefit of paragraph (i) below.

     (g) Sellers (i) shall take such actions, if any, as may be necessary to provide for the distribution to the Continuing Employees of their vested account balances under the Dynegy Inc. 401(k) Savings Plan (the "Sellers Savings Plan"),
(ii) shall permit each Continuing Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her rolloverable account balance under the Sellers Savings Plan to a defined contribution plan designated by Buyer (the "Buyer Savings Plan"), and (iii) shall cause the Sellers Savings Plan to deliver to the Buyer Savings Plan as soon as reasonably practicable after the Closing Date the promissory notes and other loan documentation, if any, of the Continuing Employees who have elected such a direct rollover in accordance with the procedures prescribed by Sellers. Sellers and Buyer shall also take such actions, if any, as are necessary to permit the continuation of loan repayments by Continuing Employees to the Sellers Savings Plan during the period beginning on the Closing Date and ending 90 calendar days after the Closing Date; provided, however, that if a Continuing Employee makes a direct rollover election as described in this paragraph within such 90-day period, then the Sellers Savings Plan shall continue to accept loan repayments from such Continuing Employee until the date of such direct rollover. The Buyer Savings Plan shall accept the direct rollover of electing Continuing Employees' benefits in cash and, if applicable, promissory notes that are not accelerated from the Sellers Savings Plan. Sellers represent, covenant and agree with respect to the Sellers Savings Plan, and Buyer represents, covenants and agrees with respect to the Buyer Savings Plan, that, as of each date of a rollover described in this paragraph, such plan (i) satisfies the requirements of Sections 401(a), (k), and (m) of the Code and (ii) will have received, or a pending application will have been timely filed for, a favorable determination letter from the IRS regarding such qualified status and covering amendments required to have been adopted prior to the expiration of the GUST remedial amendment period.

     (h) Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits ("Welfare Benefits") (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of Sellers and the Sellers Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of Buyer and NNGC. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began.

Claims of individuals receiving long-term disability benefits under a Sellers Plan as of the Closing Date shall be the sole responsibility of Sellers and the Sellers Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for short term or long term disability benefits that are made on or after the Closing Date shall be the sole responsibility of Buyer and NNGC (without regard to whether the circumstances giving rise to such claim occurred before, on or after the Closing Date).

     (i) With respect to all employees who terminated from employment with NNGC or any of its Affiliates prior to the Closing Date and who have been, or are eligible to be, provided with post-retirement medical, dental and/or life insurance coverage as of the Closing Date under the NNGC Retiree Program, NNGC shall assume and retain any and all liability with respect to the provision of such coverages to such retired employees and their eligible dependents on and after the Closing Date, provided that Buyer shall have the right to make changes to such coverage to the extent permitted under Applicable Laws. Subject to the provision in the preceding sentence, NNGC shall also extend post-retirement medical, dental and/or life insurance coverages to all Continuing Employees (and their eligible dependents). Neither Seller nor any of their Affiliates (other than NNGC) shall have any liability on or after the Closing Date with respect to the provision of post-retirement medical, dental and life insurance coverages for those persons described in the preceding sentences of this paragraph. On or before the Closing Date, Sellers and NNGC shall take any and all actions necessary to cause, effective as of the Closing Date, (i) NNGC to be the sole sponsor of the NNGC Retiree Program and the NNGC VEBA and (ii) the contracts used in connection with the administration and provision of the benefits under the NNGC Retiree Program (other than the Administrative Services Agreement between Dynegy and Hewitt Associates LLC) to be held by NNGC.

5.6. Preservation of Records.

     Buyer agrees that it shall, at its own expense, preserve and keep the material records relating to the Business that could reasonably be required after the Closing by Sellers for as long as is specified for such categories of records in the document retention program applicable to the Business in effect on the Closing Date provided that Buyer agrees that it shall preserve and keep all books and records of the Business relating to any investigation instituted by a Governmental Authority or Legal Proceeding (whether or not existing on the Closing Date) if any possibility exists that such investigation or legal proceeding may relate to matters occurring prior to the Closing, without regard to the document retention program. In addition, Buyer shall make such records available to Sellers as may be reasonably required by Sellers in connection with, among other things, any insurance claim, Legal Proceeding or governmental investigation relating to the Business. Notwithstanding the foregoing, Sellers shall retain with respect to NNGC all original books, records, reports, Tax Returns and all other information relating to Taxes for taxable periods that end on or prior to the Closing Date. At Buyer's request, Sellers shall provide copies of such retained materials (including computer files and similar electronic media), at Buyer's expense, to Buyer.

5.7. [Intentionally omitted.]

5.8. Settlement of Intercompany Accounts; Guarantees.

     At or prior to the Closing, Sellers shall cause all intercompany payables, receivables and loans between NNGC, on the one hand, and Dynegy and its Affiliates (other than NNGC), on the other hand, to be settled or canceled, other than as set forth in Section 5.8 of the Disclosure Letter. Buyer and Sellers shall cooperate and use commercially reasonable efforts in order that, effective as of the Closing Date, (i) any guarantees, support or agreement by Dynegy or any of its Subsidiaries (other than NNGC) of NNGC's indebtedness or obligations and any liabilities related thereto as set forth in
Section 5.8 of the Disclosure Letter shall be released as to the Dynegy or such Subsidiaries in a manner satisfactory to Dynegy without creation of any material default under the obligation guaranteed or supported and (ii) substitute arrangements, if required, by Buyer or its Affiliates shall be in effect.

5.9. Maintenance of 100% Ownership of the Shares; No Encumbrances.

     Sellers hereby covenant that, from the date hereof to the Closing, NNGC Holding will maintain ownership of 100% of the Common Stock; and Dynegy will maintain ownership of 100% of the Series A Preferred Stock. Sellers hereby covenant not to issue any equity interest or any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any equity interest in NNGC to any entity other than Sellers from the date hereof through the Closing. Sellers will not, directly or indirectly, offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, suffer any Encumbrances upon, pledge, hypothecate or otherwise dispose of any Equity Securities of NNGC, or any other rights to acquire an equity interest in NNGC.

5.10. Section 338(h)(10) Election.

     (a) Subject to Buyer's review and approval of such filings (including Buyer's review and approval of any allocation of the purchase price and assumed liabilities included therein), which approval shall not be unreasonably withheld, Dynegy shall make a timely election under Section 338(h)(10) of the Code with respect to the purchase of the Shares of NNGC from Enron Corp. and its affiliates pursuant to the Subscription Agreement, dated as of November 9, 2001 by and among Enron Corp., Northern Natural Gas Company and Dynegy Inc. If Buyer notifies Sellers in writing on or before the Closing Date, Sellers and Buyer shall jointly make an election as described in Section 338(h)(10) of the Code, and any corresponding election under state or local law pursuant to which a separate election is permissible, with respect to Buyer's acquisition of the Shares pursuant to this Agreement (the "Section 338(h)(10) Election") Buyer and Sellers agree to report all transfers pursuant to this Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable tax law pursuant to a determination as defined in Section 1313(a) of the Code.

     (b) Buyer shall be responsible for the preparation and filing of all returns, documents, statements and other forms that are required to be submitted to any Tax Authority in connection with the making of the Section 338(h)(10) Election, including, without limitation, any "statement of section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to the Treasury Regulations promulgated under Section 338 of the Code (collectively, the "Section 338 Forms"). Buyer shall deliver each
Section 338 Forms to Seller at least 30 days prior to the date such Section 338 Forms are required to be filed. Sellers shall execute and deliver to Buyer such documents or forms (including executed Section 338 Forms) as are requested and are required by any laws in order to properly complete the Section 338 Form at least 20 days prior to the date such Section 338 Form is required to be filed. Sellers shall provide Buyer with such information as Buyer reasonably requests in order to prepare the Section 338 Forms by the later of 30 days after Buyer's request for such information or 30 days prior to the date on which Buyer is required to deliver such forms to Sellers.

     (c) The Shares Purchase Price, liabilities of the Company and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury

Regulations promulgated thereunder. Within 90 days following the Closing Date, Buyer shall prepare and provide to Sellers a schedule that sets forth the fair market value of the assets of the Company (the "Valuation"). The allocations set forth in the Valuation shall be reasonably determined by Buyer and shall be binding on Buyer and Sellers unless Sellers, within 10 days of delivery to Sellers of the Valuation, conclude in good faith that the Valuation is manifestly unreasonable. All allocations contained in the Valuation shall be used by each party in preparing the Section 338 Forms and all other relevant Tax Returns, subject to adjustment to reflect (i) Sellers' selling expenses as a reduction of sales proceeds and (ii) Buyer's acquisition expenses as an addition to the Shares Purchase Price, except as otherwise required by law.

     (d) Notwithstanding any other provision of this Agreement to the contrary, Sellers agree that any income and gain recognized as a result of, and in accordance with, the making of the Section 338(h)(10) Election will be included in the consolidated federal income tax return of Dynegy's consolidated group and any resulting tax liability will be paid by Dynegy, as the common parent of Dynegy's consolidated group.

5.11. Tax Returns and Transfer Taxes.

     (a) The Sellers Group Return. Sellers shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Sellers Group for all periods ending on or before the Closing Date, all Tax Items of NNGC which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns. The income of NNGC will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of NNGC as of the end of the Closing Date.

     (b) Returns for Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and Buyer shall file or cause to be filed all Tax Returns for NNGC for all periods ending on or prior to the Closing Date which are filed after the Closing Date and are not described in paragraph (a) above. Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence and shall make such revisions to such Tax Returns as are reasonably requested by Buyer. Sellers shall reimburse Buyer for Taxes of NNGC with respect to such periods within fifteen (15) days after payment by Buyer or NNGC of such Taxes to the extent such Taxes are not reflected in the determination of the Final Working Capital Amount.

     (c) Straddle Returns.

          (i) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to NNGC, Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, and at least 30 days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Sellers. Buyer shall permit Sellers to review and comment on each such Tax Return and shall make such revisions to such Tax Returns as reasonably requested by Sellers. Buyer shall timely file such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return. Sellers shall pay to Buyer within fifteen days after the date on which such Taxes were paid with respect to such periods an amount equal to the portion of such Taxes determined by an interim closing of the books as of the Closing Date which would have been due with respect to the period covered by such Tax Return if such taxable period ended on and included the Closing Date to the extent such Taxes are not reflected in the determination of the Final Working Capital Amount.

          (ii) To the extent permitted by law or administrative practice, (A) the taxable year of NNGC that includes the Closing Date shall be treated as closing on (and including) the Closing Date and (B) all transactions occurring on the Closing Date but after the Closing shall have occurred shall be reported on Buyer's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Buyer or its Affiliates.

     (d) State and Local Taxes. Notwithstanding anything to the contrary herein,
(1) property Taxes shall be allocated between Sellers and Buyer on a daily basis over the period beginning on the date that ownership of the property results in imposition of the Tax and ending on the day before the next date that ownership of the property results in imposition of the Tax; and (2) franchise, doing business and capital Taxes shall be allocated between Buyer and Sellers on a daily basis over the period for which payment of the Tax provides the right to engage in business.

     (e) Consistency. Any Tax Return to be prepared pursuant to the provisions of Section 5.11(b) and (c) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law or fact.

     (f) Refunds. If after the Closing Date Buyer or NNGC receives a refund or utilizes a credit of any Tax attributable to a taxable period (or portion thereof) ending on or before the Closing Date which Tax was not reflected in the determination of the Final Working Capital Amount, Buyer shall pay to Sellers within fifteen calendar days after such receipt an amount equal to such refund received or credit (or so much of such refund or credit as relates to the portion of the taxable period ending on or before the Closing Date and not reflected in the determination of the Final Working Capital Amount) utilized, together with any interest received or credited thereon. If after the Closing Date Sellers receive a refund or utilize a credit of a Tax attributable to a taxable period (or portion thereof) ending on or before the Closing Date which Tax was reflected in the Final Working Capital Amount, Sellers shall pay to Buyer within fifteen calendar days after such receipt an amount equal to such refund received or credit (or so much of such refund or credit as related to the portion of the taxable period ending on or before the Closing Date that is reflected in the Final Working Capital Amount) utilized, together with any interest received or credited thereon.

     (g) Access to Tax Records. Buyer, NNGC and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a "Proceeding") with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (i) to retain (or cause to be retained) all books and records with respect to Tax matters pertinent to NNGC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations

(and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, NNGC or Sellers, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and Treasury Regulations promulgated thereunder.

5.12. Transfer Taxes.

     All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the "Transfer Taxes"), shall be borne as follows: (i) 50% by Sellers and (ii) 50% by Buyer. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party shall use reasonable commercial efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns.

5.13. Confidential Information.

     During the period commencing on the date of this Agreement and ending on the second anniversary of the Closing Date hereunder, except as required by Applicable Law or stock exchange rule, the Sellers and their affiliates shall not, directly or indirectly, disclose to any person or entity or use in any regulatory rate cases related to NNGC any information not in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date, relating to the business and operations of NNGC, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of NNGC's services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used by NNGC, regardless of whether such information was or is owned on the date hereof by NNGC (collectively, "Protected Information").

5.14.    Negotiations.

     From and after the date hereof, the Sellers shall not, and shall not authorize or permit any of their Subsidiaries or its or their officers, directors, employees, affiliates, stockholders, representatives, agents, nor anyone acting on behalf of them, directly or indirectly, to solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than the Buyer or its representatives) concerning any consolidation or merger to which NNGC is a party, sale of all of substantially all of the assets of NNGC, purchase or sale of the Shares or other Equity Securities of NNGC or similar transaction involving NNGC (each an "Alternative Transaction") unless and until this Agreement is terminated pursuant to and in accordance with Article VII hereof. The Sellers shall promptly communicate to the Buyer any written proposals or offers concerning any such Alternative Transaction which they may receive.

5.15. Third Party Software and Domain Name.

     Prior to Closing, and for a period of 120 days after Closing, Sellers shall, and shall cause their Affiliates to, use their respective commercially reasonable best efforts to obtain assignments of any material third party software used by, or on behalf of, NNGC, the license for which is held by Sellers, their Affiliates, Enron Corp., or any of its Affiliates or which software is owned by Enron Corp. or its Affiliates. Such efforts shall include, as reasonably requested by Buyer, compiling relevant information regarding such licensed software, contacting and negotiating with the licensors of such software and, subsequent to Closing, providing assistance to and cooperation with NNGC in obtaining such assignments. Notwithstanding the foregoing, such efforts shall not require Sellers to expend any monies in consideration for obtaining any of such licensor consents. Sellers shall on or prior to Closing transfer to NNGC the registration for the domain name www.northernnaturalgas.com.

                                  ARTICLE VI.
                              CONDITIONS TO CLOSING

6.1. Conditions to the Obligations of Buyer and Sellers.

     The respective obligations of each party to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted under Applicable Laws, on or prior to the Closing Date:

     (a) No Injunctions or Restraints. No preliminary or permanent injunction or other order issued by any Governmental Authority, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority, which declares this Agreement invalid or unenforceable in any respect or prevents the consummation of the transactions contemplated hereby, shall be in effect; and no action or proceeding seeking to declare this Agreement invalid or unenforceable in any respect or to prevent the consummation of the transactions contemplated hereby shall have been instituted by the FERC, the Federal Trade Commission or the Department of Justice and be pending before any other Governmental Authority.

     (b) HSR Act. The waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

     (c) Consents Obtained. All consents, approvals, authorizations and waivers set forth in Section 6.1(c) of the Disclosure Letter shall have been obtained.

6.2. Conditions to the Obligations of Buyer.

     The obligation of Buyer to consummate the transactions contemplated hereby is further subject to the satisfaction of the following conditions, any or all of which may be waived in writing by Buyer, in whole or in part, on or prior to the Closing Date.

     (a) Representations and Warranties. The representations and warranties of Sellers made herein shall be true and correct, at and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specified date, in which case such representation or warranty shall be true and correct only as of such specified date), except for (i) changes permitted by this Agreement and (ii) failures of such representations and warranties to be true and correct that without regard to any materiality or Material Adverse Effect standard in such representation or warranty could not, individually or in the aggregate, have a Material Adverse Effect. Buyer shall have received a certificate from each Seller to such effect dated the Closing Date and signed on behalf of such Seller by an authorized officer of such Seller.

     (b) Agreements. Each Seller shall have performed in all material respects all of its obligations, agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date. Buyer shall have received a certificate from each Seller to such effect dated the Closing Date and signed on behalf of such Seller by an authorized officer of such Seller.

     (c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, event or condition which has had or could reasonably be expected to have a Material Adverse Effect, nor shall there have been (1) a general rate proceeding initiated by NNGC under
          Section 4 or by FERC under Section 5 of the NGA or (2) physical damage to NNGC's Pipeline which significantly impairs the operation of the Pipeline or causes a substantial decrease in the throughput of the Pipeline for a period of more than two weeks.

     (d) Resignation of Directors of NNGC. All of the directors of NNGC shall have tendered their resignations as members of the Board of Directors of NNGC and copies thereof shall have been provided to Buyer.

     (e) Receipt of Documents. Sellers shall have delivered to Buyer (i) certificates evidencing the Shares, (ii) copies of the certificate of incorporation and the bylaws of NNGC, certified as being true by the Secretary of NNGC, and (iii) a certificate evidencing the good standing of NNGC under the laws of its jurisdiction of incorporation.

     (f) Bankruptcy Filings. None of Dynegy, Dynegy Holdings, Inc., MCTJ Holding Company LLC, NNGC Holding or NNGC shall have filed, voluntarily or otherwise, any petition for relief under chapter 11, title 11 of the United States Code, 11 U.S.C.ss. ss. 101, et seq. on or prior to the Closing Date.

     (g) Opinion of Counsel. Buyer shall have received an opinion, dated the Closing Date, of Vinson & Elkins L.L.P., counsel to Sellers, stating that Buyer will acquire the Shares free and clear of any adverse claims within the meaning of the Uniform Commercial Code, which opinion shall be in form and substance reasonably satisfactory to Buyer.

     (h) There shall be no material default by the Sellers or any of their affiliates (including, without limitation, NNGC) under the Credit Agreement upon or immediately prior to the Closing.

6.3. Conditions to the Obligations of Sellers.

     The obligation of Sellers to consummate the transactions contemplated hereby is further subject to the satisfaction of the following conditions, any or all of which may be waived in writing by Sellers, in whole or in part, on or prior to the Closing Date:

     (a) Representations and Warranties. The representations and warranties of Buyer made herein shall be true and correct at and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specified date, in which case such representation or warranty shall be true and correct only as of such specified date) , except for (i) changes permitted by this Agreement and (ii) failures of such representations and warranties to be true and correct that without regard to any materiality standard in such representation or warranty could not, individually or in the aggregate, prevent or materially impair or delay the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. Sellers shall have received a certificate to such effect dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

     (b) Agreements. Buyer shall have performed in all material respects all of its obligations, agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date. Sellers shall have received a certificate to such effect dated the Closing Date and signed on behalf of Buyer by an authorized officer of Buyer.

     (c) Release of Guarantees. Any guaranty, support or other agreement listed in Section 5.8 of the Disclosure Letter by which Dynegy or any Subsidiary of Dynegy (other than NNGC) guarantees or supports NNGC's indebtedness shall be released in a manner reasonably satisfactory to Dynegy without creating any material default under the obligation guaranteed or supported.

     (d) Receipt of Documents and Payment. Buyer shall have delivered to Sellers the Shares Purchase Price in accordance with Section 2.5.

                                  ARTICLE VII.
                                   TERMINATION

7.1. Termination.

     This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

     (a) by mutual written consent of Buyer and Sellers;

     (b) by Sellers, if the Closing shall not have occurred on or prior to August 23, 2002 and the condition set forth in Section 6.1(b) shall not have been satisfied; provided, however, that Sellers are not then in material breach of Section 5.3 or Section 5.14.

     (c) by Buyer or Sellers, if the Closing shall not have occurred on or prior to October 27, 2002;

     (d) by Buyer, so long as Buyer is not then in material breach of its obligations under this Agreement, upon a breach of any covenant or agreement on the part of Sellers set forth in this Agreement, or if any representation or warranty of Sellers shall have been or become untrue, in each case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied and such breach or untruth (i) cannot be cured by Sellers or (ii) if curable, is not cured within 10 days of the date on which Sellers receive written notice thereof from Buyer;

     (e) by Sellers, so long as Sellers are not then in material breach of their obligations under this Agreement, upon a breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have been or become untrue, in each case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied and such breach or untruth (i) cannot be cured by Buyer or (ii) if curable, is not cured within 10 days of the date on which Buyer receive written notice thereof from Sellers; or

     (f) by Buyer or Sellers, if any competent Governmental Authority shall have issued an order, decree or ruling or taken any other action, which permanently enjoins or prevents or otherwise prohibits the acquisition by Buyer of the Shares and such order, decree, ruling or other action shall have become final and nonappealable.

7.2. Effect of Termination.

     (a) In the event of termination by Sellers or Buyer pursuant to Section 7.1, written notice thereof stating the provision of Section 7.1 pursuant to which such termination is made shall promptly be given to the other parties hereto. In the event of termination pursuant to Section 7.1, the transactions contemplated by this Agreement shall be terminated and this Agreement shall forthwith become void and have no further effect, except that the provisions of this Article VII and Article VIII shall survive the termination hereof. Nothing in this Section 7.2 shall be deemed to release any party from any liability for any material breach by such party of the terms and provisions of this Agreement occurring before such termination.

     (b) In the event that this Agreement is terminated by Sellers pursuant to
Section 7.1(b), then Sellers shall pay to Buyer the sum of $10,000,000 within two Business Days following notice of such termination in cash by wire transfer of immediately available funds to an account designated in writing by Buyer.

     (c) If this Agreement (i) is terminated pursuant to Sections 7.1(a), (b) or
(d) and (ii) Sellers consummate an Alternative Transaction within 12 months of the date of such termination of this Agreement, then Seller shall pay to Buyer the sum of $25,000,000.00 in cash by wire transfer of immediately available funds to an account designated in writing by Buyer on or prior to the date of the closing of the Alternative Transaction; provided, however, that no fee shall be payable if (A) the Agreement is terminable pursuant to Section 7.1(e) (without regard to Section 7.1(e)(i) and (ii)) or (B) this Agreement is terminated by Sellers or Buyer pursuant to Section 7.1(c) and at such time, assuming that the waiting period under the HSR Act had expired or terminated, all of the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement set forth in Article VI would have been fulfilled or waived in accordance with this Agreement.

     (d) The parties hereto agree that if Sellers pay to Buyer the applicable fees provided pursuant to Section 7.2(b) and/or Section 7.2(c), then Buyer shall have no other remedy for such termination or any breach of this Agreement and Buyer shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against Sellers or any of their affiliates, officers or directors based upon such termination or any breach of this Agreement by Sellers unless Sellers shall have breached or otherwise failed to comply with their obligations set forth in Section 5.14.

                                  ARTICLE VIII.
                                 INDEMNIFICATION

8.1. Survival.

     The respective representations and warranties of the parties hereto contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing shall survive the Closing until April 30, 2003; provided however, that the representations and warranties set forth in Section 3.2 (Capitalization) shall survive indefinitely, the representations and warranties set forth in Section 3.16 (Environmental Matters) shall survive until the fifth anniversary of the Closing Date and the representations and warranties in Section 3.9 (Taxes) shall survive for a period equal to the applicable statute of limitations.

8.2. Indemnification Coverage.

     (a) Notwithstanding the Closing or the delivery of the Shares and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Sellers shall jointly and severally indemnify and agree to defend, save and hold the Buyer, NNGC and each of their officers, directors, employees, agents and affiliates (other than the Sellers) (collectively, the "Buyer Indemnified Parties") harmless if any such Buyer Indemnified Party shall at any time or from time to time suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense (including reasonable attorneys', consultants' and experts' fees), claim or cause of action (each, a "Loss") arising out of, relating to or resulting from:

     (i) any breach or inaccuracy in any representation by the Sellers or the breach of any warranty by the Sellers contained in this Agreement (other than those contained in Section 3.9) or any certificates or other documents delivered pursuant to this Agreement on Closing;

     (ii) any failure by the Sellers to perform or observe any term, provision, covenant, or agreement (other than those contained in Section 5.11) on the part of the Sellers to be performed or observed under this Agreement; and

     (iii) any Pre-Closing Taxes or any breach or inaccuracy in any representation or warranty by Sellers in Section 3.9 or any failure by Sellers to perform or observe any term, provision, covenant or agreement on the part of Sellers to be performed or observed under
          Section 5.11.

     (b) Notwithstanding the Closing or the delivery of the Shares and regardless of any investigation at any time made by or on behalf of the Sellers or of any knowledge or information that the Sellers may have, and the Buyer shall indemnify and agree to defend, save and hold the Sellers and its officers, directors, employees, agents and affiliates (collectively, the "Seller Indemnified Parties") harmless if any such Seller Indemnified Party shall at any time or from time to time suffer any Loss arising out of, relating to, or resulting from:

     (i) any breach or inaccuracy in any representation by the Buyer or the breach of any warranty by the Buyer contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing; and

     (ii) any failure by the Buyer to perform or observe any term, provision, covenant, or agreement on the part of the Buyer to be performed or observed under this Agreement.

     (c) The foregoing indemnification obligations shall be subject to the following limitations:

     (i) the Sellers' aggregate liability under Section 8.2(a)(i) and (ii) and the Buyer's aggregate liability under Section 8.2(b) shall not, in either case, exceed $208,800,000 (the "Cap"); provided, however, that the Cap shall not be applicable to breaches under Section 2.5 or 3.2; and the Seller's aggregate liability under Section 8.2(iii) shall not exceed $208,800,000 (the "Tax Cap");

     (ii) no indemnification for any Losses asserted against the Buyer or the Sellers, as the case may be, under Section 8.2(a)(i) or (ii) or
          Section 8.2(b) shall be required unless and until the cumulative aggregate amount of such Losses exceeds $5,000,000, at which point the Sellers or the Buyer, as the case may be, shall be obligated to indemnify the Indemnified Party (as hereinafter defined) only as to the amount of such Losses in excess of $5,000,000 (the "Deductible"); provided, however, that the Deductible shall not be applicable to breaches under Section 2.5 or 3.2 or Losses asserted against Sellers under Section 8.2(a)(iii);

    (iii) no indemnification for any Losses asserted against Sellers under
          Section 8.2(a)(iii) for a breach of any inaccuracy of any representation under Section 3.9 or failure by Sellers to perform any covenant under Section 5.11 shall be required unless and until the cumulative aggregate amount of such Losses exceeds $50,000, at which point Sellers shall be obligated to indemnify the Indemnified Party the full amount of such Losses;

    (iv) the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, shall be reduced by any third-party insurance which such party receives in respect of or as a result of such Losses. If any Losses for which indemnification is provided hereunder is subsequently reduced by any third-party insurance or other indemnification benefit or recovery, the amount of the reduction shall be remitted to the Indemnifying Party (as hereinafter defined);

    (v) no claim may be asserted nor may any action be commenced (A) against the Sellers for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the Sellers describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1 (it being agreed and understood that if a claim for a breach of a representation or warranty is timely made, the representation or warranty shall survive until the date on which such claim is finally liquidated or otherwise resolved), or (B) against the Buyer for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1 (it being agreed and understood that if a claim for a breach of a representation or warranty is timely made, the representation or warranty shall survive until the date on which such claim is finally liquidated or otherwise resolved);

    (vi) an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Losses; and

    (vii) no Losses shall be recoverable under this Agreement by an Indemnified Party to the extent that the Losses are capital items that have historically been included in NNGC's rate base.

     (d) Notwithstanding anything contained herein, Buyer shall not be entitled to indemnification under this Agreement for any Loss arising out of, relating to or resulting from Legal Proceedings set forth in Section 8.2 of the Disclosure Letter.

8.3. Procedures.

     (a) With respect to any claim other than a Tax Claim (as defined herein), any Indemnified Party shall notifythe Indemnifying Party (with reasonable specificity) promptly after it becomes aware of facts supporting a claim or action for indemnification under this Article VIII, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation reasonably necessary to support and verify any Losses associated with such claim or action. Subject to Section 8.2(c)(v), the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party's failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent of such material prejudice. The Indemnifying Party shall defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party's choice at its sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party's choice and shall in any event use its reasonable best efforts to cooperate with and assist the Indemnifying Party. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

     (b) If a claim is made by any Tax Authority which, if successful, is likely to result in an indemnity payment to Buyer or any of its affiliates pursuant to
Section 8.2(a)(iii), Buyer shall notify Sellers of such claim (a "Tax Claim"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve Sellers from any liability which it may have on account of this indemnification or otherwise, except to the extent that Sellers are materially prejudiced thereby. Sellers will have the right, at their option, upon timely notice to Buyer, to assume control of any defense of any Tax Claim (other than a Tax Claim related solely to Taxes of NNGC for any Tax period that begins on or prior to the Closing Date and ends after the Closing Date (each, a "Straddle Period")) with its own counsel; provided, however, such counsel is reasonably satisfactory to Buyer. Sellers' right to control a Tax Claim will be limited to amounts in dispute which would be paid by Sellers or for which Sellers would be liable pursuant to Article VIII. Costs of such Tax Claims are to be borne by Sellers unless the Tax Claim relates to taxable periods ending after the Closing Date, in which event such costs will be fairly apportioned. Buyer and NNGC shall cooperate with Sellers in contesting any Tax Claim, which cooperation shall include the retention and, upon Sellers' request, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Buyer and Sellers shall jointly control all proceedings taken in connection with any claims for Taxes relating solely to a Straddle Period of NNGC.

8.4. Remedy.

     Absent fraud, and except as provided in Section 9.11, from and after the Closing the sole remedy of a party in connection with (i) a breach or inaccuracy of the representations, or breach of warranties, in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing, or (ii) any failure by a party to perform or observe any term, provision, covenant, or agreement on the part of such party to be performed or observed under this Agreement, shall, in each case, be as set forth in this Article VIII.

                                  ARTICLE IX.
                               GENERAL PROVISIONS

9.1. Extension; Waiver.

     The parties hereto may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein; and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

9.2. Amendment.

     This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Sellers at any time prior to the Closing.

9.3. Expenses.

     Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. Except as otherwise specifically provided herein, Sellers shall pay any fees and expenses incurred prior to Closing of any outside counsel, accountants and other experts of NNGC in connection with the negotiation and preparation of this Agreement.

9.4. Governing Law; Venue.

     (a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflict or choice of law principles that would apply the substantive law of some other jurisdiction.

     (b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND

OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

9.5. Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, or mailed registered or certified, return receipt requested, postage prepaid and addressed to the party at the address specified below or sent by electronic transmission (with confirmation) to the telecopier number specified below:

         If to Sellers, to:

         Dynegy Inc.
         1000 Louisiana, Suite 5800
         Houston, Texas 77002-6760
         Attention: General Counsel
         Facsimile: (713) 507-6808

         and

         NNGC Holding Company, Inc.
         1000 Louisiana, Suite 5800
         Houston, Texas 77002-6760
         Attention: General Counsel
         Facsimile: (713) 507-6808



         If to the Buyer, to:

         MidAmerican Energy Holdings Company
         320 South 36th St.
         Suite 400
         Omaha, NE  68131
         Facsimile:  (402) 231-1658
         Attention:  Douglas L. Anderson, Esq.

         with a copy to:

         Willkie Farr & Gallagher
         787 Seventh Avenue
         New York, New York  10019
         Facsimile:  (212) 728-8111
         Attention:  Peter J. Hanlon, Esq.

         LeBoeuf, Lamb, Greene & MacRae, L.L.P.
         125 West 55th St.
         New York, New York 10019
         Facsimile:  (212) 424-8500
         Attention:  William S. Lamb, Esq.

     Such names, addresses or telecopier numbers may be changed by notice given in accordance with this Section 9.5. Notices and other communications properly given as aforesaid shall be deemed delivered upon delivery by hand, on the day the sender received telecopier confirmation that such notice was received at the telecopier number of addressee, or on the fifth Business Day following the date of mailing.

9.6. Entire Agreement.

     This Agreement, together with the Disclosure Letter and all schedules, exhibits, annexes, certificates, instruments and agreements delivered pursuant hereto and the Confidentiality Agreement constitute the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings (expressed or implied) and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder. Buyer acknowledge that none of Sellers, NNGC or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding NNGC furnished or made available to Buyer or their representatives, except as expressly set forth in this Agreement and the Disclosure Letter.

9.7. Headings; Construction.

     The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be deemed to be joint work product of Buyer and Sellers without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

9.8. Counterparts.

     This Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.9. Assignment; Parties in Interest; No Third Party Beneficiaries.

     Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned, directly or indirectly, prior to the Closing Date by any of the parties hereto without the prior written consent of the other parties, except that Buyer shall be permitted to assign its obligations hereunder to a wholly-owned direct or indirect subsidiary of Buyer without such prior written consent so long as Buyer remains obligated with respect to its obligations hereunder. This Agreement shall be binding upon Sellers and Buyer and shall inure to the sole benefit of Sellers and Buyer and their respective successors and permitted assigns. Except as contemplated by Article VIII, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights or remedies under or by reason of this Agreement.

9.10. Severability.

     The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

9.11. Specific Performance.

     The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 9.11 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                         [SIGNATURES BEGIN ON NEXT PAGE]

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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

                                       DYNEGY INC.


                                       By:    /s/ Hugh Tarpley
                                              ----------------------------------
                                       Name:  Hugh Tarpley
                                       Title: Executive Vice President



                                       NNGC HOLDING COMPANY, INC.


                                       By:    /s/ Keith Fullenweider
                                              ----------------------------------
                                       Name:  Keith Fullenweider
                                       Title: Senior Vice President



                                       MIDAMERICAN ENERGY HOLDINGS COMPANY


                                       By:    /s/ Greg Abel
                                              ----------------------------------
                                       Name:  Greg Abel
                                       Title: President and Chief Operating
                                              Officer

                                       48